QuickLinks -- Click here to rapidly navigate through this document

Exhibit 2.2

MASTER AGREEMENT

by and among

METABASIS THERAPEUTICS, INC.,

SICOR INC.

and

JOHN BECK, MARK ERION & PAUL K. LAIKIND

June 30, 1999

MASTER AGREEMENT

        THIS MASTER AGREEMENT (the "Agreement") is made as of June 30, 1999 by and among METABASIS THERAPEUTICS, INC., a Delaware corporation (the "Company"), SICOR INC. (formerly Gensia Sicor Inc.), a Delaware corporation ("SICOR"), and JOHN BECK, MARK ERION and PAUL K. LAIKIND (each a "Senior Manager" and collectively, the "Senior Managers"). The Company, SICOR, and the Senior Managers are hereinafter also referred to individually as a "Party" and collectively as the "Parties."

        WHEREAS, subject to the terms and conditions of this Agreement, the Senior Managers wish to purchase, and the Company wishes to sell to such Senior Managers, an aggregate of 10,001,000 shares of Common Stock (the "Shares").

        WHEREAS, the Parties desire to amend certain agreements to which the Company and SICOR are parties and to amend certain of the rights, preferences and privileges of the Company's Preferred Stock.

        WHEREAS, the Parties desire to enter into this Agreement for the purpose of setting forth certain representations, warranties and covenants made to each other as an inducement to the execution and delivery of this Agreement and the conditions precedent to the consummation of the transactions related thereto.

        NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties hereto agree as follows:

        THE PARTIES HEREBY AGREE AS FOLLOWS:

        1.    Purchase and Sale of Stock.

        1.1    Sale and Issuance of Common Stock.

          (a)   The Company shall adopt and file with the Secretary of State of the State of Delaware on or before the Closing (as defined below) the Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit A (the "Restated Certificate").

          (b)   Subject to the terms and conditions of this Agreement, each Senior Manager will purchase, and the Company will sell and issue to such Senior Manager, at the Closing that number of shares of the Company's Common Stock set forth opposite such Senior Manager's name on Schedule 1.1(b) hereto for the purchase price of $.05 per share of Common Stock, such purchase price to be paid at the Closing in cash and promissory notes as set forth on such Schedule 1.1(b) (the "Purchase Price"), pursuant to and in accordance with the Common Stock Purchase Agreement attached hereto as Exhibit B (the "Purchase Agreement").

        1.2    Closing.    The purchase and sale of the Shares shall take place at the offices of Pillsbury Madison & Sutro LLP, 235 Montgomery Street, San Francisco, California, at 10:00 A.M., on June 30, 1999 (the "Closing Date"), or at such other times and places upon which the Company, SICOR and the Senior Managers mutually agree in writing (which times and places are designated as the "Closing"). At the Closing, the Company shall deliver, except as otherwise provided in the Pledge and Security Agreement between the Company and such Senior Manager or the Joint Escrow Instructions (each as attached as an exhibit to the Purchase Agreement and defined therein), to each Senior Manager a certificate representing the Shares which such Senior Manager is purchasing against the delivery to the Company by such Senior Manager of the Purchase Price therefor.

        1.3    Additional Agreements.    The Parties hereby agree that, effective upon the Closing and without further action on the part of any Party:

          (a)    Termination of Transition Services Agreement.    The Transition Services Agreement between SICOR and the Company shall terminate, except to the extent required to provide until August 1, 1999 all currently provided employee benefit plans for the Company's employees, with reimbursement by the Company to SICOR of the costs for such plans. On August 1, 1999, the

  Transition Services Agreement will terminate and be of no further force and effect. The Company and SICOR acknowledge that the Transition Services Agreement was extended beyond the December 31, 1998 expiration date and has been in full force and effect until the termination pursuant to this subsection. The Company will deliver to SICOR at the Closing a promissory note, payable to SICOR, in the principal amount of $480,409 (reimbursement due to SICOR by the Company under such agreement) in the form attached hereto as Exhibit C (the "Note").

          (b)    Termination of Senior Manager Options.    The stock options listed on Schedule 1.3(b) to purchase an aggregate of 435,332 shares of the Company's common stock shall terminate and be of no further force and effect.

          (c)    Termination of Severance Agreements.    The following severance agreements shall terminate:

      (i)
      Severance Agreement dated as of October 1995 between Paul K. Laikind and SICOR, as amended, and

      (ii)
      Severance Agreement dated as of October 1995 between Mark D. Erion and SICOR, as amended.

          (d)    Post-Closing Royalties.    The Company hereby agrees to pay to SICOR royalties in the amount of (i) two percent (2%) of Net Sales of any product by the Company or its affiliates the manufacture, use, sale, or import of which would infringe a claim of an issued, valid and unexpired patent or a claim of a patent application, in each case, that currently exists or is based on any existing patents, patent applications, discoveries or inventions of the Company as of the date of the Closing, (collectively, the "Patent Technology"), and ten percent (10%) of any royalties received by the Company or its affiliates from any licenses granted to a third party by the Company or its affiliates to the Patent Technology; or (ii) one percent (1%) of Net Sales of any product by the Company which uses, incorporates or is based on information, trade secrets, know-how and other proprietary rights of the Company as of the date of the Closing, other than any Patent Technology (collectively, the "Know-How"), and five percent (5%) of any royalties received by the Company or its affiliates from any licenses granted to a third party by the Company or its affiliates to the Know-How. To the extent that the Company may have to pay royalties under both subsections (d)(i) and (d)(ii) of this Section for any product or third-party license, the Company only shall pay royalties under subsection (d)(i) for such product and third-party license. Notwithstanding the foregoing, to the extent that the Company is obligated to pay royalties to SICOR on sales of products and third party royalties relating to certain technology pursuant to the License Agreement (as defined in Section 5.12 below), then the Company shall not owe SICOR royalties pursuant to this Section 1.3(d). "Net Sales" means, with respect to any product, the invoiced sales price of such product billed to independent customers who are not affiliates, less (a) credits, allowances, discounts and rebates to, and chargebacks from the account of such independent customers for spoiled, damaged, out-dated rejected or returned product; (b) actual freight and insurance costs incurred in transporting such product to such customers which are separately invoiced to such customers; (c) cash, quantity and trade discounts and other price reductions; (d) sales, use, value-added and other direct taxes incurred; and (e) customs duties, surcharges and other governmental charges incurred in connection with the exportation or importation of such product.

          (e)    Royalty Reports.    With respect to the royalties payable for products and third party licenses in subsection (d) above, the Company shall furnish to SICOR a quarterly written report showing in reasonably specific detail (a) the gross sales of each such product sold by the Company, its affiliates and its licensees during the reporting period and the calculation of Net Sales from such gross sales; (b) the royalties payable, if any, which shall have accrued hereunder based upon Net Sales of each such product or third party licenses; and (c) withholding taxes, if any, required by law to be deducted in respect of such sales and licenses. With respect to sales of products invoiced in United States dollars, the gross sales, Net Sales and royalties payable shall be expressed in United States dollars. With respect to sales of such products invoiced in a currency other than United States dollars, the gross sales, Net Sales and royalties payable shall be expressed in the domestic currency of the party making the sale together with the United States dollar equivalent of the royalty payable, calculated using the average closing buying rate for such currency quoted in the continental terms method of quoting exchange rates (local currency per US$1) by Bank of America NT&SA in London, England on each of the last business day of each month in the quarter prior to the date of payment. Reports shall be due on the sixtieth (60th) day following the close of each quarter. The Company shall keep complete and accurate records in sufficient detail to properly reflect all gross sales, Net Sales and third party licenses and to enable the royalties payable hereunder to be determined.

          (f)    Payment Terms.    Royalties shown to have accrued by each royalty report provided for under Section 1.3(e) above shall be due on the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date.

          (g)    Audits.

            (A)  Upon the written request of SICOR and not more than once in each calendar year, the Company shall permit an independent certified public accounting firm of nationally recognized standing selected by SICOR and reasonably acceptable to the Company, at SICOR's expense, to have access during normal business hours to such of the records of the Company as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than twenty-four (24) months prior to the date of such request. The accounting firm shall disclose to SICOR only whether the reports are correct or not and the specific details concerning any discrepancies. No other information shall be shared.

            (B)  If such accounting firm concludes that additional royalties were owed during such period, the Company shall pay the additional royalties within thirty (30) days of the date SICOR delivers to the Company such accounting firm's written report so concluding. If such accounting firm concludes that the Company overpaid royalties during such period, SICOR shall refund the amount of such overpayment within thirty (30) days of the date such accounting firm delivers its written report so concluding to SICOR. The fees charged by such accounting firm shall be paid by SICOR; provided, however, if the audit correctly discloses that the royalties payable by the Company for the audited period are more than one hundred ten percent (110%) of the royalties actually paid for such period, then the Company shall pay the reasonable fees and expenses charged by such accounting firm.

            (C)  SICOR shall treat all financial information subject to review under this subsection 1.3(g) as confidential, and shall cause its accounting firm to retain all such financial information in confidence.

        2.    Representations and Warranties of the Company.    The Company hereby represents and warrants to SICOR that, except as set forth in the Schedule of Exceptions furnished to SICOR, which exceptions shall be deemed to be representations and warranties as if made hereunder:

        2.1    Organization, Good Standing and Qualification.    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all corporate power and authority to execute and deliver, and to perform its obligations pursuant to, each of the Transaction Documents, and has all requisite power and authority to conduct its business as presently conducted and proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a Material

Adverse Effect. "Transaction Documents" means this Agreement, the Note, the License Agreement, the Amended and Restated Sublease Agreement, the Amendment to Investor Rights Agreement, the Amended and Restated Research and Development Agreement, the Purchase Agreements, the Loan Agreement and the Restated Certificate (including in each case all exhibits and schedules thereto). "Material Adverse Effect" means a material adverse effect on the condition (financial or otherwise), assets relating to, or results of operations of the Company's business, as presently conducted and proposed to be conducted.

        2.2    Capitalization.    The authorized capital of the Company will consist immediately prior to the Closing of:

          (a)    Preferred Stock.    13,851,939 shares of preferred stock, par value $.001 per share (the "Preferred Stock"), 851,939 of which have been designated Series A Preferred Stock (the "Series A Preferred Stock"), of which 851,939 are issued and outstanding, and 10,000,000 of which have been designated Subordinated Convertible Preferred Stock (the "Subordinated Preferred Stock"), all of which are outstanding, and 3,000,000 of which have been designated Series B Preferred Stock, of which none are issued and outstanding. Immediately following the Closing, an aggregate of 1,703,878 shares of Common Stock will be issuable upon conversion of the Series A Preferred Stock owned by Sankyo Company, Ltd., a Japanese corporation ("Sankyo") and have been reserved by all necessary corporate action. The rights, preferences and privileges of the Series A Preferred Stock, the Series B Preferred Stock and Subordinated Preferred Stock are as stated in the Restated Certificate. Shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Series B Preferred Stock and the Subordinated Preferred Stock have been reserved by all necessary corporate action.

          (b)    Common Stock.    26,000,000 shares of common stock, par value $.001 per share (the "Common Stock"), 1,000 of which are issued and outstanding and owned by SICOR.

          (c)    Agreements for Purchase of Shares.    Except for (i) the conversion privileges of the Subordinated Preferred Stock, the Series A Preferred Stock and the Series B Preferred Stock, (ii) options to purchase an aggregate of 961,035 shares of Common Stock granted pursuant to the 1998 Stock Incentive Plan of Metabasis Therapeutics, Inc. (of which options to purchase an aggregate of 435,332 shares will be terminated hereby) and (iii) the conversion rights of Sankyo pursuant to the Loan Agreement (as defined in Section 5.9 below), there are no outstanding options, warrants, rights (including conversion or preemptive rights or rights of first offer) or agreements for the purchase or acquisition from the Company of any shares of its capital stock.

        All shares of Common Stock, including without limitation the Shares, and Preferred Stock issued and outstanding immediately prior to or issued concurrently with the Closing have been duly authorized and have been or will be, as the case may be, validly issued in accordance with all applicable U.S. federal and state securities laws and are or, upon issuance will be, fully paid and nonassessable.

        2.3    Authorization.    All corporate action on the part of the Company, its officers, directors and stockholders necessary for (i) the authorization, execution and delivery of the Transaction Documents, (ii) the performance of all obligations of the Company hereunder and thereunder and (iii) the authorization, issuance (or reservation for issuance) and delivery of the Shares has been taken and each of the Transaction Documents constitutes the valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

        2.4    Compliance with Other Instruments.    The Company is not in violation or default of any provisions of its Restated Certificate or bylaws or of any judgment, order, writ or decree by which it is bound. To the knowledge of its officers, the Company is not in violation or default of any instrument or contract to which it is a party or by which it is bound or, to the knowledge of its officers after reasonable inquiry, of any provision of any federal or state statute (including without limitation environmental and labor laws and filing requirements under the Employee Retirement Income Security Act of 1974 ("ERISA")), rule or regulation applicable to the Company, which violation or default would have a Material Adverse Effect. The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event which results in the creation of any material lien, charge or encumbrance upon any assets of the Company.

        2.5    Title to Property and Assets.    The Company owns its property and assets free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair the Company's ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in material compliance with such leases and, to the knowledge of the Company's officers, holds a valid leasehold interest free of any liens, claims or encumbrances, which liens, claims or encumbrances would be materially adverse to the Company.

        2.6    Agreements; Action.

          (a)   Except for the agreements explicitly contemplated hereby, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, affiliates or any affiliate thereof.

          (b)   There are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound which involve (i) obligations (contingent or otherwise) of, or payments to the Company in excess of, $25,000, (ii) the license of any patent, copyright, trade secret or other proprietary right of the Company or (iii) any other material obligation.

          (c)   The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $25,000 or in excess of $100,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

          (d)   The Company has not engaged in the past three (3) months in any discussion (i) with any representative of any corporation or corporations regarding the consolidation or merger of the Company with or into any such corporation or corporations, (ii) with any corporation, partnership, association or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of the Company or a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of, other than as contemplated by this Agreement, or (iii) regarding any other form of liquidation, dissolution or winding up of the Company.

          (e)   For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

          (f)    The Company has delivered to SICOR a true and complete copy of each agreement listed on the Schedule of Exceptions.

        2.7    Patents and Trademarks.    To the knowledge of its officers, the Company has sufficient title and ownership of all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes necessary for its business as now conducted without any conflict with or infringement of the rights of others. There are no outstanding options, licenses or agreements of any kind relating to the foregoing, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity. The Company has not received any communications alleging that the Company has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity.

        2.8    Employee Matters.

          (a)   Each employee and consultant of the Company has executed a Proprietary Information and Inventions Agreement in the forms attached hereto as Exhibit D. The Company, after reasonable investigation, is not aware that any employee, or any such consultant, is in violation of the terms thereof.

          (b)   Upon termination of any employee, the Company will not by reasons of any agreement existing prior to the Closing be liable to such employee for severance pay or any other payments.

          (c)   No labor strike, grievance, dispute or other labor trouble affecting the Company is pending or, to the knowledge of the Company, threatened. No union or other collective bargaining entity has been certified as representing any employee of the Company; no union organization effort or representation question is pending with respect to the employees of the Company. The Company is not currently engaged in any labor negotiations with any union representing any employees.

        2.9    Employee Benefit Plans.    The Company does not have any employee benefit plan described in section 3(2)(A) or section 3(2)(B) of ERISA that is independent from SICOR (as provided for in the Transition Services Agreement).

        2.10    Permits.    The Company has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could have a Material Adverse Effect, and the Company believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. The Company is not in default in any material respect under any of such franchises, permits, licenses, or other similar authority.

        2.11    Required Consents.    Except as set forth in the Schedule of Exceptions, no consent, approval, authorization, registration or qualification of or by any Person is required in connection with the Agreement or the transactions contemplated thereby.

        2.12    Litigation.    There is no action, suit, proceeding or investigation pending or, to the knowledge of the Company, currently threatened against the Company that questions the validity of any of the Transaction Documents, the right of the Company to enter into any of the Transaction Documents or to consummate the transactions contemplated thereby, or that might, individually or in the aggregate, have a Material Adverse Effect. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or governmental authority. There is no suit, proceeding or investigation by the Company currently pending, or that the Company intends to initiate.

        2.13    Disclosure.    No representation or warranty made by the Company in any of the Transaction Documents, or in any exhibit, schedule or other document delivered by the Company pursuant thereto or in connection with the transactions contemplated thereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances in which they were made.

        2.14    Cash Resources.    After giving effect to the transactions contemplated by this Agreement, the Company will have sufficient cash resources to operate its business as it is currently being conducted for at least one year following the Closing.

        2.15    Insurance.    The Company has in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed. The Company has in full force and effect products liability and errors and omissions insurance in amounts customary for companies similarly situated.

        2.16    Environmental and Safety Laws.    To the knowledge of its officers, the Company is not in violation in any material respect of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to the best of its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

        2.17    Voting Arrangements.    Except as provided in the Restated Certificate and Section 5.13 hereof, to the knowledge of the Company's officers, there are no outstanding stockholder agreements, voting trusts, proxies or other arrangements or understandings among the stockholders of the Company relating to the voting of their respective shares.

        2.18    Financial Statements.    The Company has delivered to the SICOR the Company's audited financial statements (balance sheet, statement of operations and statement of changes in shareholders' equity) for the period from inception to December 31, 1998 and unaudited financial statements (balance sheet, statement of operations and statement of changes in shareholders' equity)for the five-month period ended May 31, 1999 (the "Financial Statements"). The Financial Statements are complete and correct in all material respects and have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied, except, in the case of unaudited financial statements, for the omission of footnotes required by GAAP (the omission of which is not individually or in the aggregate material) and subject to normal year-end audit adjustment (which are not individually or in the aggregate material). Except as set forth in the Financial Statements, the Company has no liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the date of the last Financial Statements and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of the Company. The Company is not a guarantor or indemnitor of any indebtedness of any third party.

        3.    Representations and Warranties of the Senior Managers.    This Agreement is made with each Senior Manager in reliance upon the Senior Manager's following representations and warranties to SICOR and the Company, which by such Senior Manager's execution of this Agreement, such Senior Manager hereby confirms, that:

        3.1    Purchase Entirely for Own Account.    The Shares are being acquired for investment for Senior Manager's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Senior Manager has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Senior Manager further represents that Senior Manager does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Shares.

        3.2    Restricted Securities.    Senior Manager understands that the Shares characterized as "restricted securities" under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933, as amended (the "1933 Act"), only in certain limited circumstances. In this connection Senior Manager represents that such Senior Manager is familiar with Securities and Exchange Commission ("SEC") Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the 1933 Act.

        3.3    Disclosure of Information.    Senior Manager believes such Senior Manager has received all the information it considers necessary or appropriate for deciding whether to purchase the Shares. Senior Manager further represents that such Senior Manager has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Shares.

        3.4    Investment Experience.    Senior Manager is an investor in securities of companies in the development stage and acknowledges that Senior Manager is able to fend for itself, can bear the economic risk of Senior Manager's investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares.

        4.    Conditions of Senior Manager's Obligations at Closing.    Each Senior Manager's obligations hereunder are subject to the fulfillment on or before the Closing of each of the following conditions:

        4.1    Representations and Warranties.    The representations and warranties of the Company contained in the Purchase Agreement shall be true, complete and correct as of the Closing with same effect as if made on the Closing Date.

        4.2    Performance.    The Company shall have performed all of its obligations hereunder and under the other Transaction Documents which are required to be performed on or prior to the Closing.

        4.3    Qualifications.    All authorizations, approvals or permits, if any, of any governmental authority of the United States or of any U.S. state that are required in connection with the lawful issuance of the Shares pursuant to the Purchase Agreements shall have been duly obtained and be effective as of the Closing.

        4.4    Amended and Restated Certificate of Incorporation.    The Company shall have filed, or will concurrently with the Closing hereunder file, with the Secretary of State of the State of Delaware the Restated Certificate.

        4.5    Minimum Investment.    The Senior Managers shall have purchased at the Closing an aggregate of at least 10,001,000 shares of Common Stock.

        5.    Conditions of SICOR's Obligations at Closing.    SICOR's obligations hereunder are subject to the fulfillment on or before the Closing of each of the following conditions:

        5.1    Representations and Warranties.    The representations and warranties of the Company contained in Section 2 and the representations and warranties of the Senior Managers in Section 3 shall be true, complete and correct as of the Closing with same effect as if made on the Closing Date. The Chief Executive Officer of the Company shall deliver to SICOR at the Closing a certificate certifying that the conditions specified in this Section 5.1 and in Section 5.2 have been fulfilled.

        5.2    Performance.    The Company and the Senior Managers shall have performed all of their respective obligations hereunder and under the other Transaction Documents which are required to be performed on or prior to the Closing.

        5.3    Qualifications.    All authorizations, approvals or permits, if any, of any governmental authority of the United States or of any U.S. state that are required in connection with the lawful issuance of the Shares pursuant to the Purchase Agreements shall have been duly obtained and be effective as of the Closing.

        5.4    Amended and Restated Certificate of Incorporation.    Sankyo shall have consented to, and the Company shall have filed (or will concurrently with the Closing hereunder file) with the Secretary of State of the State of Delaware, the Restated Certificate.

        5.5    Minimum Investment.    The Senior Managers shall have purchased at the Closing an aggregate of at least 10,001,000 shares of Common Stock.

        5.6    Sublease Agreement.    The Company and SICOR shall have entered into, or concurrently with the Closing hereunder will enter into, the Amendment to Sublease Agreement in the form attached hereto as Exhibit E.

        5.7    Novation or Termination.    The Company shall have obtained the agreement of each of the counterparties to the contracts listed on Schedule 5.7 attached hereto to effect the novation of such contracts, releasing SICOR from any obligations under such contracts in a manner reasonably acceptable to SICOR, or have given notice of termination to such parties in order to effect a termination of such contracts in accordance with the terms of such contracts.

        5.8    Insurance.    Except to the extent provided in Section 1.3(a) above, the Company shall have obtained its own employee benefit services (including without limitation health insurance, life insurance, disability insurance, employee assistance program, flex plan, etc.) and its own insurance (including without limitation general liability, product liability and D&O insurance).

        5.9    Sankyo Loan Agreement.    The Company and Sankyo shall have entered into the Convertible Term Loan Agreement in substantially the form attached hereto as Exhibit F (the "Loan Agreement").

        5.10    Amendment to Investor Rights Agreement.    The Company, SICOR and Sankyo shall have entered into, or will concurrently with the Closing hereunder enter into, an Amendment to the Investor Rights Agreement in substantially the form attached hereto as Exhibit G (the "Amendment to IRA").

        5.11    Research and Development Agreement.    The Company and Sankyo shall have entered into, or will concurrently with the Closing hereunder enter into, the Amended and Restated Research and Development and License Agreement in substantially the form attached hereto as Exhibit H (the "Amended and Restated R&D Agreement"), whereby SICOR's obligations under such agreement are terminated in full. Pursuant to the terms of the Amended and Restated R&D Agreement, Sankyo shall have agreed to deliver, within 30 days following the Closing, $2,000,000 to be applied as supplement research funding and a prepayment of development milestones otherwise due the Company thereunder.

        5.12    License Agreement.    The Company and SICOR shall have entered into, or concurrently with the Closing will enter into, the License Agreement in the form attached hereto as Exhibit I (the "License Agreement").

        5.13    Board of Directors.    As of the Closing, the Board of Directors shall consist of four persons as follows: Mark Erion, David F. Hale, Paul K. Laikind and Michael D. Cannon.

        6.    Conditions of the Company's Obligations at Closing.    The Company's obligations under Section 1.2 hereof are subject to the fulfillment on or before the Closing of each of the following conditions:

        6.1    Representations and Warranties.    The representations and warranties of the Senior Managers contained in Section 3 hereof and in the Purchase Agreement shall be true, complete and correct as of the Closing with same effect as if made on the Closing Date.

        6.2    Performance.    Each Senior Manager shall have performed all of its obligations hereunder which are required to be performed on or prior to the Closing.

        6.3    Qualifications.    All authorizations, approvals or permits, if any, of any governmental authority of the United States or of any U.S. state that are required in connection with the lawful issuance of the Shares pursuant to this Agreement shall have been duly obtained and be effective as of the Closing.

        6.4    Research and Development Agreement.    The Company and Sankyo shall have entered into, or will concurrently with the Closing hereunder enter into, the Amended and Restated R&D Agreement in substantially the form attached hereto as Exhibit H.

        6.5    Common Stock Purchase Agreement.    The Company and each of the Senior Managers shall have entered into, or will concurrently with the Closing hereunder enter into, a Common Stock Purchase Agreement in substantially the form attached hereto as Exhibit B.

        6.6    Payment of the Purchase Price.    Each Senior Manager shall have delivered the Purchase Price for such Senior Manager's Shares.

        7.    Indemnification of SICOR.

          (a)   The Company shall indemnify, defend and hold harmless SICOR from and against any and all losses, liabilities, damages and expenses (including reasonable attorneys' fees and costs) (collectively, the "Liabilities") incurred or suffered by SICOR to the extent arising from (i) termination of the Transition Services Agreement in accordance with Section 1.3(a) hereof, (ii) the Company's agreements and arrangements with its employees and consultants, (iii) the Company's Plans, (iv) the contracts listed on Schedule 5.7, the License and Royalty Agreement (the "Pfizer License Agreement") and the Collaborative Research Agreement, each effective as of May 1, 1996, as amended, between Pfizer, Inc. and SICOR, and any contract to which the Company is a party, (v) the Severance Agreement dated as of September 23, 1996 between Gene F. Tutwiler and SICOR, as amended (vi) any breach of any representation, warranty or covenant of the Company under this Agreement or (vi) any action, or omission to act, of the Company subsequent to the Closing, other than losses, liabilities, damages and expenses arising from the gross negligence or willful misconduct of SICOR. "Plan" means (a) any "employee benefit plan" within the meaning of Section 3(3) of ERISA, (b) any profit sharing, pension, deferred compensation, bonus, stock incentive, stock option, stock purchase, stock appreciation right, severance, retainer, consulting, health or incentive plan or agreement, (c) any plan or policy providing for "fringe benefits" (including without limitation vacation, paid holidays, personal leave, educational benefit or similar programs) to employees and (d) any employment agreement. Notwithstanding the foregoing, the Company shall not indemnify SICOR for any Liabilities incurred as a result of any claim brought by Pfizer, Inc. as a result of SICOR and the Company entering into the License Agreement.

          (b)   If SICOR intends to claim indemnification under this Section 7 with respect to any claim, demand, action or other proceeding by any third party, SICOR promptly shall notify the Company thereof, and the Company shall have the right to assume and control the defense and any settlement thereof with counsel selected by the Company; provided, however, that SICOR shall have the right to retain its own counsel, with the fees and expenses to be paid by the Company, if representation of SICOR by the counsel retained by the Company would be inappropriate due to actual or potential differing interests between SICOR and any other party represented by such counsel in such proceedings.

          (c)   The indemnity obligations under this Section 7 shall not apply to amounts paid by SICOR in settlement of any claim, demand, action or other proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld or delayed. The failure to deliver notice to the Company within a reasonable time after the commencement of any such action or other proceeding, if prejudicial to its ability to defend such action, shall relieve the Company of any liability to SICOR under this Section 7, but the omission so to deliver notice to the Company will not relieve it of any liability that it may have to SICOR otherwise than under this Section 7.

          (d)   SICOR, its employees and agents, shall reasonably cooperate with the Company and its legal representatives in the investigation of any claim, demand, action or other proceeding covered by this indemnification.

        8.    Covenants of the Company.

        8.1    Purchase Agreements.    The Company hereby covenants and agrees that it will not amend the Purchase Agreements, the Stock Pledge Agreements between the Company and each Senior Manager or the Promissory Notes payable by a Senior Manager to the Company without the prior written consent of SICOR.

        8.2    Delivery of Financial Statements.

          (a)   For so long as SICOR owns any shares of the capital stock of the Company, the Company shall deliver to SICOR and each assignee of SICOR who acquires (i) all of SICOR's shares of Subordinated Preferred Stock or (ii) an aggregate amount of Common Stock and Preferred Stock which together represent at least ten percent (10%) of the aggregate amount of Common Stock then outstanding and the Common Stock issuable upon conversion of the then outstanding Preferred Stock:

            (i)    as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, a statement of operations for such fiscal year, a balance sheet of the Company as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles ("GAAP"), and audited and certified by independent public accountants of nationally recognized standing selected by the Company;

            (ii)   as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three quarters of the fiscal year, the Company's unaudited statement of operations, statement of cash flows and balance sheet for and as of the end of such quarter;

            (iii)  within thirty (30) days of the end of each month, an unaudited statement of operations, statement of cash flows and balance sheet for and as of the end of such month, in reasonable detail; such monthly statements shall also contain the foregoing information on a year-to-date basis and shall also compare actual performance to budget;

            (iv)  within sixty (60) days prior to the close of each fiscal year, a comprehensive operating budget for the next fiscal year forecasting the Company's revenues, expenses and cash position, prepared on a monthly basis, including balance sheets and statements of cash flows for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company; and

            (v)   such other information relating to the financial condition, business, prospects or corporate affairs of the Company as SICOR or any such assignee of SICOR may from time to time request; provided, however, that the Company shall not be obligated pursuant to this Section 8.2 to provide access to any information which it reasonably considers to be a trade secret, confidential or of a nature providing a competitive advantage.

          (b)    Certification of Financial Statements.    With respect to the financial statements called for in subsection (ii) and (iii) of this Section 8.2(a), an instrument executed by the Treasurer, Chief Financial Officer, Chief Executive Officer or the President of the Company and certifying that such financial were prepared in accordance with internally consistent accounting methods consistently applied with prior practice for earlier periods and fairly present the financial condition of the Company and its results of operations for the period specified, subject to year-end audit adjustment.

        8.3    Inspection.    For so long as SICOR owns any shares of the capital stock of the Company, the Company shall permit SICOR, at SICOR's expense, to visit and inspect the Company's properties, to examine its books of account and records and to discuss the Company's affairs, finances and accounts with its officers, all at such reasonable times as may be requested by SICOR; provided, however, that the Company shall not be obligated pursuant to this Section 8.3 to provide access to any information which it reasonably considers to be a trade secret, confidential or of a nature providing a competitive advantage.

        8.4    Termination of Covenants.    The covenants set forth in this Sections 8.1, 8.2 and 8.3 shall terminate and be of no further force or effect when the sale of securities pursuant to a registration statement filed by the Company under the 1933 Act in connection with the firm commitment underwritten offering of its securities to the general public is consummated or when the Company first becomes subject to the periodic reporting requirements of section 13(a) or 15(d) of the Exchange Act of 1934, as amended, whichever event shall first occur; provided that the Company shall furnish to SICOR copies of its reports on Forms 10-K and 10-Q within ten (10) days after filing with the Securities and Exchange Commission.

        8.5    Inventions Disclosure.    For a period of one year from the date of the Closing, the Company shall disclose to Lyon & Lyon LLP or such other outside counsel to SICOR as designated by SICOR, all inventions, whether or not patentable, made or conceived or reduced to practice during such period and provide to such outside counsel all patent applications, research reports, and any other documents requested by such outside counsel; provided that all such information shall be held in confidence by such outside counsel and shall not be used for any purpose other than to ascertain the Company's obligations and SICOR's rights therein under Section 1.3(d). SICOR shall seek to obtain a written confidentiality agreement with such outside counsel. The Company shall permit such outside counsel to visit the Company's facilities, upon reasonable notice and during reasonable business hours, to talk to the Company's employees and to review any lab books, note books or other documents reasonably requested by such outside counsel. All fees and disbursements for such outside counsel shall be borne by SICOR.

        8.6    Repurchase of Shares.    The Company will not, without the prior written consent of SICOR, repurchase or redeem shares of its capital stock if such repurchase or redemption would cause any of the Company's losses to be consolidated with the SICOR financial statements or would cause SICOR's interest in the Company to be subject to equity accounting, assuming in all cases the exercise in full of Sankyo's Exchange Right provided for in the Investor Rights Agreement dated as of December 18, 1999 among the Company, SICOR and Sankyo.

        8.7    Termination of Contracts.    The Company shall terminate or effect a novation in a manner reasonably acceptable to SICOR of all agreements with MDL Information Systems, Inc., Oracle, Molecular Simulations, Inc., Schrodinger and Silicon Graphics pursuant to which SICOR may be held liable in any manner, upon the expiration of the current prepayment period under such agreements. Following the Closing, the Company will use its best efforts to obtain the agreement of each of the counterparties to the contracts listed on Schedule 8.7 attached hereto to effect the novation or termination of such contracts in a manner reasonably acceptable to SICOR, releasing SICOR from any obligations under such contracts. Following the Closing, the Company will use its reasonable best efforts to obtain the agreement of Pfizer, Inc. to effect the termination of the exclusive license granted to Pfizer, Inc. under Section 2.1 of the Pfizer License Agreement or the conversion of such license to a non-exclusive license, in a manner reasonably acceptable to SICOR, as soon as possible. The Company will provide to SICOR a status report on the last day of each calendar month regarding the Company's actions taken in this regard.

        9.    Miscellaneous.

        9.1    Successors and Assigns.    The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

        9.2    Governing Law; Arbitration.    (a) This Agreement shall be governed by and construed under the laws of the State of California (irrespective of its choice of law principles).

          (b)   Any disputes arising between the Parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by any Party of its obligations hereunder, shall be promptly presented to the chief executive officers of the Parties for resolution and if the chief executive officers cannot promptly resolve such disputes, then such dispute shall be finally resolved by arbitration. Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to other Parties. The Party giving notice shall refrain from instituting the arbitration proceedings for a period of sixty (60) days following such notice. Any arbitration hereunder shall be conducted pursuant to the Rules of Arbitration of the International Chamber of Commerce. Each such arbitration shall be conducted in the English language by a panel of three arbitrators appointed in accordance with such rules (with SICOR and the Company, on the one hand, and Senior Managers, on the other hand, respectively having the right to appoint one arbitrator). Any such arbitration shall be held in Los Angeles, California. The arbitrators shall have the authority to grant specific performance, and to allocate between the Parties the costs of arbitration in such equitable manner as they determine. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be.

        9.3    Notices.    Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified (or upon the date of attempted delivery where delivery is refused) or, if sent by telecopier, telex, telegram, or other facsimile means, upon receipt of appropriate written confirmation of receipt, or five (5) days after deposit with the United States Postal Service, by registered or certified mail, or one (1) day after deposit with next day air courier, with postage and fees prepaid and addressed to the party entitled to such notice at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days advance written notice to the other parties to this Agreement.

        9.4    Finders' Fee.    Each Party represents that it neither is nor will be obligated for any finders' fee or commission in connection with this transaction. The Senior Managers agree to indemnify and hold harmless the Company from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which the Senior Managers are responsible.

        The Company agrees to indemnify and hold harmless Senior Managers from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of their respective officers, employees or representatives is responsible.

        9.5    Expenses,.    The Parties shall each pay their respective costs and expenses incurred with respect to the negotiation, execution, delivery and performance of the Transaction Documents;

provided, however, that the Company will reimburse the reasonable fees and expenses of Wilson Sonsini Goodrich & Rosati, counsel to the Senior Managers, payable at the Closing upon receipt of such counsel's invoice therefor. If any action at law or in equity is necessary to enforce or interpret the terms of any of the Transaction Documents, the prevailing Party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.

        9.6    Amendments and Waivers.    Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Parties.

        9.7    Severability.    If one or more provisions of this Agreement are held to be unenforceable under applicable law, then the meaning of such provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement which shall remain in full force and effect unless the severed provision is material to the rights and benefits received by any Party. In such event, the Parties shall use reasonable commercial efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the Parties' intent in entering into this Agreement.

        9.8    Entire Agreement.    The Transaction Documents, and including their respective schedules and exhibits, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof.

No provision hereof is intended to confer upon any Person other than the Parties any rights or remedies hereunder.

        10.    California Commissioner of Corporations.    THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

        IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement as of the date first above written.

METABASIS THERAPEUTICS, INC.

By	/s/ PAUL K. LAIKIND

Its	Chairman and CEO
Address: 9390 Towne Centre Drive San Diego, CA 92121

SICOR INC.

By	/s/ [ILLEGIBLE]
Its	Exec. VP Finance
Address: 19 Hughes Street Irvine, CA 92618 With a copy to: Pillsbury Madison & Sutro LLP 235 Montgomery Street San Francisco, CA 94104 Attention: Thomas E. Sparks, Jr.

COUNTERPART SIGNATURE PAGE
MASTER AGREEMENT

SENIOR MANAGERS:

/s/ JOHN BECK John Beck
Address:	1035 Inspiration Lane Escondido, CA 92025

/s/ MARK ERION Mark Erion
Address:	13455 Mango Dr. Del Mar, CA 92014

/s/ PAUL K. LAIKIND Paul K. Laikind
Address:	1316 Santa Barbara Street San Diego, CA 92107

LIST OF EXHIBITS

EXHIBIT A	AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
EXHIBIT B	COMMON STOCK PURCHASE AGREEMENT
EXHIBIT C	NOTE
EXHIBIT D	EMPLOYEE'S PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT
EXHIBIT E	AMENDMENT TO SUBLEASE AGREEMENT
EXHIBIT F	LOAN AGREEMENT
EXHIBIT G	AMENDMENT TO INVESTOR RIGHTS AGREEMENT
EXHIBIT H	AMENDED AND RESTATED RESEARCH AND DEVELOPMENT AGREEMENT
EXHIBIT I	LICENSE AGREEMENT

LIST OF SCHEDULES

Schedule 1.1(b)	Senior Manager Purchase Schedule
Schedule 1.3(b)	Schedule of Senior Manager Options
Schedule 2	Schedule of Exceptions
Schedule 5.7	Contracts for Novation Prior to Closing
Schedule 8.7	Contracts for Novation/Termination Post-Closing

SCHEDULE 1.1(b)

Schedule of Senior Managers

	Amount Payable in Cash	Amount Payable in Full Recourse Promissory Note	Amount Payable in Non-Recourse Promissory Note	Total Purchase Price	Number of Shares Purchased
John Beck	$11,383.93	$64,516.52	—	$75,900.45	1,518,009
Mark Erion	$30,133.93	—	$170,779.02	$200,912.95	4,018,259
Paul K. Laikind	$33,482.14	—	$189,754.46	$223,236.60	4,464,732
TOTAL	$75,000	$64,516.52	$360,533.48	$500,050.00	10,001,000

SCHEDULE 1.3(b)
SCHEDULE OF SENIOR MANAGEMENT OPTIONS

Metabasis Therapeutics, Inc.
 Stock Option Plan Summary

CONFIDENTIAL

Vesting Calculations Through: 8/16/99
Holder		Option Type	Vesting Type	Status	Grant Date	Vesting Start Date	Expiration Date	Date Exer. /Ret.	Exercise Price	Granted	Exercised	Returned	Outstanding	Vested August 16, 1999	Unvested August 16, 1999
John	Beck	ISO	Initial	Employee	4/7/98	4/7/98	4/6/08		$0.500	35,000		35,000	—	—	—
John	Beck	ISO	Perf/Prom	Employee	4/7/98	4/7/98	4/6/08		$0.500	7,000		7,000	—	—	—
Mark	Erion	ISO	Initial	Employee	4/7/98	4/7/98	4/6/08		$0.500	186,666		186,666	—	—	—
Paul	Laikind	ISO	Initial	Employee	4/7/98	4/7/98	4/6/08		$0.500	206,666		206,666	—	—	—
										435,332		435,332	—	—	—

Schedule 2
Schedule of Exceptions

EXHIBIT
SCHEDULE OF EXCEPTIONS

        This Schedule of Exceptions, dated as of June 30, 1999 is made and given pursuant to Section 5.1 of that certain Master Agreement (the "Agreement"), dated of even date herewith, by and among Metabasis Therapeutics, Inc. ("MTI"), SICOR, Inc. ("SI") and each of John Beck, Mark Erion and Paul Laikind (collectively, the "Senior Managers").

        The section numbers in this Schedule of Exceptions correspond to the section numbers in the Agreement; however, any information disclosed herein under any section number shall be deemed to be disclosed and incorporated into any other section number under the Agreement where such disclosure would be appropriate. Any terms defined in the Agreement shall have the same meaning when used in this Schedule of Exceptions as when used in the Agreement unless the context otherwise requires.

        (2.2c)    Agreements for Purchase of Shares.    In Q4 1998, the Board of Directors of MTI authorized management to issue additional options to employees in an unspecified amount to be determined by management. This was announced to the employees, but, as of the date hereof, no additional such additional options had been granted.

        Informal discussions have been held with MTI's sole outside Director, David Hale, regarding the consideration to be paid to Mr. Hale in exchange for his continued participation on MTI's board. While no formal agreement has been reached, Mr. Hale has agreed in principal to continue to contribute his services to MTI in exchange for a future grant of MTI options in amounts and on terms customarily extended to directors of development stage biopharmaceutical companies.

        (2.4)    Compliance with Other Instruments.    MTI is currently in discussions with COMDISCO to provide for extension financing for material residual payments required under certain lease schedules which have reached the ends of their respective initial lease terms. Due to the timing of MTI's restructuring plan the decision to request extension financing, to pay the residual, or to return the equipment was not made by MTI within the time frame required under the Master Lease Agreement. The Company is currently working with COMDISCO to determine the amount of the residual payments, which will be based on the fair market value of the equipment. The Company believes that such payments will not exceed $125,000 in the aggregate.

        The various Amendments to the Master Lease Agreement between COMDISCO and SI contain certain covenants requiring the maintenance of certain financial ratios and minimal asset values. In July 1998 the Master Lease Agreement was amended to name MTI as a subsidiary of SI and a separate Lessor under the Agreement. The covenants continue to apply to SI. MTI does not have the ability to determine if SI is in compliance with these covenants and consequently is unaware of any violation.

        MTI has not paid the minimum annual royalty payment currently due under the License Agreement dated June 12, 1987 between Gensia Pharmaceuticals Inc., and the Regents of the University of California which was transferred to MTI in December 1997. MTI intends to terminate the license and pay the past due royalty upon receipt of the written denial. Borrower's request for a deferral of such payment has been denied by the University. Borrower will either pay the $25,000 minimum annual royalty or terminate the license.

        (2.5)    Title to Property and Assets.    Some of MTI's intellectual property could be encumbered under certain circumstances pursuant to that certain License and Royalty Agreement with Pfizer, Inc., a copy of which is attached as Exhibit A to this Schedule of Exceptions.

1

        MTI has agreed to pay SI certain royalty payments with respect to certain intellectual property rights pursuant to the terms of the Master Agreement (the "Master Agreement") between the parties of even date herewith.

        MTI is currently in discussions with COMDISCO to provide for extension financing for material residual payments required under certain lease schedules which have reached the ends of their respective initial lease terms. Due to the timing of the MTI restructuring plan the decision to request extension financing, to pay the residual, or to return the equipment was not made by MTI within the time frame required under the Master Lease Agreement.

        (2.6)    Agreements; Action

  Section 2.6(a)

  Mark Erion Promissory Note
  Gene Tutwiler Promissory Note

        As a result of the December 1997 Asset and Liability Transfer an asset labeled "Paul Laikind Travel Advance" of $5,000 was transferred to the books of MTI. The asset remains on MTI's books without supporting documentation—SI and MTI are researching. Dr. Laikind has asserted that he does not have any unpaid travel advances to SI or MTI.

  Metabasis Severance Agreement—P. Laikind
  Metabasis Severance Agreement—G. Tutwiler
  Metabasis Severance Agreement—J. Beck
  Metabasis Severance Agreement—M. Erion

        Informal discussions have been held with MTI's sole outside Director, David Hale, regarding the consideration to be paid to Mr. Hale in exchange for his continued participation on MTI's board. While no formal agreement has been reached, Mr. Hale has agreed in principal to continue to contribute his services to MTI in exchange for a future grant of MTI options in amounts and on terms customarily extended to directors of development stage biopharmaceutical companies.

  Section 2.6(b)

  Sankyo R&D and license agreements
  Pfizer R&D and license agreements
  Santen testing agreement
  Bayer testing agreement
  UCSD
  Duke
  COMDISCO leases
  Toshiba lease
  BCL capital lease
  Signal sublease
  Consultants—Wakabyashi
  Consultants—Conrad
  Research Contracts—University of Pittsburgh (Kochanek)
  Research Contracts—Utah State University (Sidwell)
  Marketing Study—Owens and Associates

2

  Section 2.6(c)

  Mark Erion Promissory Note
  Gene Tutwiler Promissory Note

  Section 2.6(d)

        The Company has held preliminary business combination discussions with Metabolex, Inc. The last such meeting was held in March. No actions to date have been taken in contemplation of entering into such a combination.

        2.7    Patents and Trademarks

  Sankyo R&D and license agreements
  Pfizer R&D and license agreements
  Santen testing agreement
  Bayer testing agreement
  Letter from University of Virginia re: alleged infringement of certain patents
  Letter from Wistar Institute re: alleged infringement of certain patents
  Letter from ITC Pharmaceuticals re: alleged infringement of certain patents

        (2.8)    Employee Matters

  (b)

  Metabasis Severance Agreement—P. Laikind
  Metabasis Severance Agreement—J. Beck
  Metabasis Severance Agreement—L. Miller
  Metabasis Severance Agreement—J. Weisner
  Metabasis Severance Agreement—M. Erion
  Metabasis Severance Agreement—J. Soelbach

        (2.9)    Employee Benefit Plans

        The Company provides a 401(k) plan to its employees.

        (2.10)    Permits

        MTI has applied for, but not yet received, its San Diego City Business License

        (2.14)    Cash Resources

        MTI's projections are dependent on the timely infusion of Sankyo capital in accordance with the Term Loan and Amended and Restated R&D Agreements. Such projections constitute forward-looking statements themselves (and contain forward-looking statements), which inherently involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of MTI, or industry results, to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Undue reliance should not be placed on such forward-looking statements.

        MTI's projections are dependant on the continuation of its current operating environment and may be adversely impacted by unforeseen events beyond its control.

        (2.15)    Insurance

        Due to the nature of its business, MTI does not specifically carry product liability and professional errors and omissions coverage.

3

        (2.16)    Environmental and Safety Laws

        MTI underwent a routine inspection on October 22, 1998 by the San Diego County Hazardous Materials Management Division and was found to be in violation of certain "storage and handling" provisions of the California Code of Regulations, the Health and Safety Code and/or the San Diego County Code. The Company has taken corrective action and communicated the same to the County and anticipates no additional action against it.

4

Schedule 5.7
Contracts for Novation or Termination Prior to Closing

        Agreement for Services dated November 28, 1995 among Synteract, Inc., Jennifer Bruce and Metabasis (as assignee of SICOR).

[METABASIS THERAPEUTICS LETTERHEAD]

June 28, 1999

Ms. Ellen Morgan
President
Synteract, Inc.
187 Calle Magdalena
Encinitas, CA 92024

Dear Ellen:

        This letter is to inform you that we wish to terminate the Agreement for Services dated November 28, 1995, between Synteract, Inc. and Jennifer Bruce, and Metabasis Therapeutics, Inc. (as assignee of SICOR, Inc., formerly known as Gensia, Inc.).

        This termination is made in accordance with Section 7 of the subject agreement and in no way effects the Agreement dated January 19, 1999 between Synteract, Inc., and Metabasis Therapeutics, Inc.

Sincerely

/s/  PAUL K. LAIKIND
Paul K. Laikind, Ph.D.
Chairman and CEO

PKL/asd

Schedule 8.7
Contracts for Novation or Termination Post-Closing

        Schedule Nos. EG-34, EG-35, EG-36 and EG-37, each dated September 1, 1998 between Comdisco, Inc. and the Company to that certain Master Lease Agreement dated as of March 30, 1994 between Comdisco, Inc. and SICOR.

        License Agreement dated June 12, 1987 between The Regents of the University of California and the Company (as assignee of SICOR).

        License Agreement dated April 22, 1988 between Duke University and the Company (as assignee of SICOR).

        Research and Development Agreement dated December 31, 1991 between the Company (as assignee of SICOR) and Sandoz Pharmaceuticals Corporation.

        License Agreement with the University of South Alabama.

        Testing Agreement dated August 21, 1996 between the Company (as assignee of SICOR) and Santen.

        Testing Agreement with Alcon Laboratories.

EXHIBIT A
Amended and Restated Certificate of Incorporation

EXHIBIT B
Common Stock Purchase Agreement

EXHIBIT C
Note

EXHIBIT D
Employee's Proprietary Information and Inventions Agreement

EXHIBIT E
Amendment to Sublease Agreement

EXHIBIT F
Loan Agreement

EXHIBIT G
Amendment to Investor Rights Agreement

EXHIBIT H
Amended and Restated Research and Development Agreement

EXHIBIT I
License Agreement

QuickLinks

MASTER AGREEMENT